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Avista Corp. Reports Financial Results for Second Quarter and Year-to-Date 2016, Confirms 2016 Earnings Guidance

SPOKANE, Wash. – Aug. 3, 2016, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $27.3 million, or $0.43 per diluted share for the second quarter of 2016, compared to $25.2 million, or $0.40 per diluted share for the second quarter of 2015. For the six months ended June 30, 2016, net income attributable to Avista Corp. shareholders was $84.9 million, or $1.34 per diluted share, compared to $71.7 million, or $1.14 per diluted share for the six months ended June 30, 2015.

"I am pleased with our second quarter performance, as our results continue to be slightly above our expectations. During the quarter, we continued to invest in our utility infrastructure to enhance the safety and reliability of our system for our customers and to support both electric and natural gas customer growth. The timely recovery of these costs continues to be essential to earning an adequate return on our shareholders' investment. Based on our earnings for the first half of the year and our expectations for the second half, we are confirming our earnings guidance range," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"Again this quarter, Alaska Electric Light and Power Company's performance continued to meet our expectations and is expected to meet its earnings target for the year," Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2016 and the six months ended June 30, 2016, (year-to-date) as compared to the respective periods in 2015 are presented in the table below (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	2016	2015	2016	2015
Net Income (Loss) by Business Segment:
Avista Utilities	$26,771	$24,478	$81,758	$68,862
Alaska Electric Light and Power Company (AEL&P)	1,058	925	4,019	3,559
Ecova (discontinued operations)	—	196	—	196
Other	(575)	(353)	(874)	(922)
Total net income attributable to Avista Corp. shareholders	$27,254	$25,246	$84,903	$71,695

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.42	$0.39	$1.29	$1.10
AEL&P	0.02	0.02	0.06	0.06
Ecova (discontinued operations)	—	—	—	—
Other	(0.01)	(0.01)	(0.01)	(0.02)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.43	$0.40	$1.34	$1.14

The table below presents a reconciliation of net income attributable to Avista Corp. shareholders and diluted earnings per share for the second quarter of 2016 and the six months ended June 30, 2016, as compared to the respective periods in 2015 (dollars in thousands (except per-share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
2015 net income and diluted earnings per share attributable to Avista Corp. shareholders	$25,246	$0.40	$71,695	$1.14

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (a)(*)	9,513		21,914
Natural gas gross margin (including intracompany) (b)(*)	3,719		14,964
Other operating expenses (c)(*)	(5,442)		(8,289)
Depreciation and amortization (d)(*)	(4,000)		(8,869)
Other (e)(*)	220		(1,323)
Income tax expense (f)	(1,717)		(5,501)
Total Avista Utilities	2,293	0.03	12,896	0.19

AEL&P earnings	133	—	460	—
Other businesses earnings	(222)	—	48	0.01
Discontinued operations	(196)	—	(196)	—

2016 net income and diluted earnings per share attributable to Avista Corp. shareholders	$27,254	$0.43	$84,903	$1.34
* Pre-tax

Analysis of Earnings Reconciliation

(a)	Electric gross margin (operating revenues less resource costs) increased for both the quarter and year-to-date primarily due to the following:

•
An increase in retail electric rates due to a general rate increase in Idaho and the expiration of the Energy Recovery Mechanism (ERM) rebate in Washington, partially offset by a general rate decrease in Washington;

•
An increase in decoupling revenue which offset a decrease in year-to-date retail electric loads. The weather was cooler than the prior year in the first quarter (higher heating loads), and it was offset by weather that was warmer than the prior year in April and May (lower heating loads) and cooler than the prior year during June (lower cooling loads). Decoupling also increased due to the implementation of a decoupling mechanism in Idaho, effective Jan. 1, 2016; and

•
A decrease in electric resource costs primarily due to a decrease in purchased power, fuel for generation, other fuel costs and power cost amortizations. For the second quarter of 2016, we had a $0.2 million pre-tax expense under the ERM in Washington. We did not have any benefit or expense under the ERM for the second quarter of 2015. For the six months ended June 30, 2016, we recognized a pre-tax benefit of $4.2 million under the ERM in Washington compared to a benefit of $5.7 million for the six months ended June 30, 2015.

(b)	Natural gas gross margin (operating revenues less resource costs) increased for both the quarter and year-to-date primarily due to the following:

•	General rate increases in Washington, Idaho and Oregon;

•
An increase in year-to-date retail natural gas loads due to weather that was cooler in the first quarter (higher heating loads) and was partially offset by weather that was warmer in April and May (lower heating loads). Both periods were warmer than normal; and

•
An increase in decoupling revenue due to the warmer than normal weather described above. Decoupling also increased due to the implementation of decoupling mechanisms in Idaho, effective Jan. 1, 2016, and in Oregon, effective March 1, 2016.

(c)
Other operating expenses for the second quarter and year-to-date 2016 increased due to an increase in medical costs, electric generation operating and maintenance expenses, natural gas distribution expenses, and pension and other postretirement benefit expenses.

(d)	Depreciation and amortization increased for the second quarter and year-to-date 2016 due to additions to utility plant.

(e)
Other for the year-to-date 2016 increased primarily related to an increase in interest expense due to additional long-term debt being outstanding for the first half of 2016 as compared to the first half of 2015. This was partially offset by a decrease in taxes other than income taxes.

(f)
The increase in income tax expense for the quarter and year-to-date 2016 was primarily due to an increase in earnings before taxes. For the year-to-date 2016 this was partially offset by a decrease in the effective income tax rate from 36.6 percent to 35.6 percent, which was due to the adoption of new accounting guidance which resulted in excess tax benefits of $1.6 million during 2016 associated with the settlement of share-based payment awards.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The table above includes electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of energy costs are being collected from our customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. In addition, we present electric and natural gas gross margin separately above as each business has slightly different cost sources, cost recovery mechanisms and jurisdictions, where separate analysis is beneficial. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents our operating revenues, resource costs and resulting gross margin for the three months ended June 30 (dollars in thousands):

	Electric		Natural Gas		Intracompany		Total
	2016	2015	2016	2015	2016	2015	2016	2015
Operating revenues	$234,791	$236,254	$80,955	$111,002	$(13,105)	$(26,558)	$302,641	$320,698
Resource costs	73,350	84,326	46,362	80,128	(13,105)	(26,558)	106,607	137,896
Gross margin	$161,441	$151,928	$34,593	$30,874	$—	$—	$196,034	$182,802

The following table presents our operating revenues, resource costs and resulting gross margin for the six months ended June 30 (dollars in thousands):

	Electric		Natural Gas		Intracompany		Total
	2016	2015	2016	2015	2016	2015	2016	2015
Operating revenues	$497,593	$503,148	$236,365	$285,985	$(31,170)	$(44,352)	$702,788	$744,781
Resource costs	167,702	195,171	129,153	193,737	(31,170)	(44,352)	265,685	344,556
Gross margin	$329,891	$307,977	$107,212	$92,248	$—	$—	$437,103	$400,225

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of June 30, 2016, there were $160.0 million of cash borrowings and $45.8 million in letters of credit outstanding leaving $194.2 million of available liquidity under this line of credit.

AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of June 30, 2016, there were no borrowings and no letters of credit outstanding under this line of credit.

In the six months ended June 30, 2016, we issued 1.2 million shares of common stock for total net proceeds of $46.3 million under our sales agency agreements. We have 2.6 million shares remaining to be issued under our sales agency agreements. We also issued 0.2 million shares of common stock for total net proceeds of $0.9 million under our employee plans.

For 2016, we expect to issue approximately $75.0 million of common stock and $175.0 million of long-term debt in order to fund capital expenditures, refinance $90.0 million of maturing long-term debt and maintain an appropriate capital structure. We expect to extend the maturity of $70.0 million of the $90.0 million term loan maturing in August until December 2016 when our new long-term debt is expected to be issued.

Avista Utilities' capital expenditures were $172.5 million for the six months ended June 30, 2016, and we expect Avista Utilities' capital expenditures to total about $375.0 million in 2016. AEL&P's capital expenditures were $10.3 million for the six months ended June 30, 2016, and we expect AEL&P's capital expenditures to total about $17.0 million in 2016.

2016 Earnings Guidance and Outlook

Avista Corp. is confirming its 2016 guidance for consolidated earnings to be in the range of $1.96 to $2.16 per diluted share.

We expect Avista Utilities to contribute in the range of $1.91 to $2.05 per diluted share for 2016. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities assumes no benefit or expense under the ERM. In 2016, we expect to be in a benefit position under the ERM within the $4 million deadband. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year. Our 2016 Avista Utilities earnings guidance range encompasses a return on equity range of 8.6 percent to 9.2 percent.

For 2016, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and temperatures for the remainder of the year.

We expect the other businesses to be between a loss of $0.04 and a loss of $0.02 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Aug. 3, 2016, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 42901436. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 10, 2016. Call (888) 843-7419, confirmation number 42901436#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 373,000 customers and natural gas to 335,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; external pressure to meet financial goals that can lead to short-term or expedient decisions that reduce the likelihood of long-term objectives being met; deterioration in the creditworthiness of our customers; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations and may require us to purchase replacement power; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; third party construction of buildings, billboard signs or towers within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; increasing health care costs and health insurance provided to our employees and retirees; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or its inability to deliver energy, due to its lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in the costs to operate and maintain current production technology or to implement new information technology systems that impede our ability to complete such projects timely and effectively; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security related risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Year-to-Date
	2016	2015	2016	2015
Operating revenues	$318,838	$337,332	$737,011	$783,822
Operating expenses:
Utility resource costs	109,815	141,116	271,534	350,676
Other operating expenses	84,947	79,758	166,551	162,746
Depreciation and amortization	39,870	35,841	79,250	70,310
Utility taxes other than income taxes	22,615	23,257	52,000	53,155
Total operating expenses	257,247	279,972	569,335	636,887
Income from operations	61,591	57,360	167,676	146,935
Interest expense, net of capitalized interest	20,635	19,102	41,132	38,199
Other income - net	(3,041)	(1,836)	(5,463)	(4,067)
Income before income taxes	43,997	40,094	132,007	112,803
Income tax expense	16,710	15,016	47,055	41,263
Net income from continuing operations	27,287	25,078	84,952	71,540
Net income from discontinued operations	—	196	—	196
Net income	27,287	25,274	84,952	71,736
Net income attributable to noncontrolling interests	(33)	(28)	(49)	(41)
Net income attributable to Avista Corp. shareholders	$27,254	$25,246	$84,903	$71,695

Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$27,254	$25,050	$84,903	$71,499
Net income from discontinued operations attributable to Avista Corp. shareholders	—	196	—	196
Net income attributable to Avista Corp. shareholders	$27,254	$25,246	$84,903	$71,695

Weighted-average common shares outstanding (thousands), basic	63,386	62,281	62,995	62,299
Weighted-average common shares outstanding (thousands), diluted	63,783	62,600	63,368	62,744

Earnings per common share, basic:
Earnings per common share from continuing operations	$0.43	$0.41	$1.35	$1.15
Earnings per common share from discontinued operations	—	—	—	—
Total earnings per common share, basic	$0.43	$0.41	$1.35	$1.15

Earnings per common share, diluted:
Earnings per common share from continuing operations	$0.43	$0.40	$1.34	$1.14
Earnings per common share from discontinued operations	—	—	—	—
Total earnings per common share, diluted	$0.43	$0.40	$1.34	$1.14
Dividends declared per common share	$0.3425	$0.3300	$0.6850	$0.6600
Issued Aug. 3, 2016

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	June 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$13,522	$10,484
Accounts and notes receivable	121,277	169,413
Other current assets	133,920	126,149
Total net utility property	3,990,699	3,898,589
Other non-current assets	148,822	143,646
Regulatory assets for deferred income taxes	99,325	101,240
Regulatory assets for pensions and other postretirement benefits	226,737	235,009
Regulatory asset for unsettled interest rate swaps	191,959	83,973
Other regulatory assets	136,086	132,218
Other deferred charges	6,674	5,928
Total Assets	$5,069,021	$4,906,649
Liabilities and Equity
Accounts payable	$63,056	$114,349
Current portion of long-term debt and capital leases	93,227	93,167
Short-term borrowings	160,000	105,000
Other current liabilities	185,431	162,164
Long-term debt and capital leases	1,479,668	1,480,111
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	267,918	261,594
Pensions and other postretirement benefits	202,063	201,453
Deferred income taxes	783,955	747,477
Other non-current liabilities and deferred credits	165,419	161,500
Total Liabilities	3,452,284	3,378,362
Equity
Avista Corporation Shareholders' Equity:
Common stock (63,704,295 and 62,312,651 outstanding shares)	1,052,190	1,004,336
Retained earnings and accumulated other comprehensive loss	564,837	524,290
Total Avista Corporation Shareholders' Equity	1,617,027	1,528,626
Noncontrolling interests	(290)	(339)
Total Equity	1,616,737	1,528,287
Total Liabilities and Equity	$5,069,021	$4,906,649
Issued Aug. 3, 2016